Filed Pursuant to Rule 433
Registration No. 333-138755
333-138755-01
Final Term Sheet
May 15, 2008
Textron Financial Corporation
$25,000,000 Floating Rate Notes due 2009

Issuer:	Textron Financial Corporation

Issue of Securities:	Medium-Term Notes, Series F due August 22, 2009

Principal Amount:	$25,000,000

Trade Date:	May 15, 2008

Settlement Date:	May 22, 2008

Maturity Date:	August 22, 2009

Issue Price:	100.000%

Coupon:	3-month LIBOR + 85 bps

Interest Payment Dates:	Quarterly on the 22nd of each February, May, August and November, subject to Modified Following Business Day

Optional Redemption:	None

CUSIP:	88319QM67

Agent:	J.P. Morgan Securities Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 212-834-4533.
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